Exhibit 10.1

SPRINT NEXTEL CORPORATION

2006/2007 INTEGRATION OVERACHIEVEMENT PLAN

February, 2006

This document sets forth the terms of the Integration Overachievement Plan (the “Plan”) of Sprint Nextel (the “Company).

1. Overview and Effective Date

The Plan is intended to reward key members of the Company’s management for exceeding specific integration performance goals over a two-year period commencing January 1, 2006. The Plan offers Participants (as defined below) the opportunity to receive a cash payment, or a combination of cash & stock-based payments, at the discretion of the Human Capital and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”), if the Company exceeds certain objectives that are deemed critical to the long-term success of the Company.

The Plan is effective as of January 1, 2006 (the “Effective Date”) and was authorized by the Committee on February 21, 2006 (the “Approval Date”).

2. Plan Administration

The Plan, as it pertains to Chief Executive Officer, Chairman of the Board, Chief Operating Officer, their direct reports and other officers subject to Section 16 of the Exchange Act (the “Principle Senior Officers”) as determined by the Committee and/or Board, shall be administered by the Committee and/or the Board. The Committee’s and/or the Board’s powers and authority include, but are not limited to (1) selecting individuals who are eligible to participate (“Participants”), (2) determining target award opportunities for Participants, (3) determining performance goals, (4) interpreting the Plan’s provisions, (5) approving final payments under the Plan, and (6) administering the Plan in a manner that is consistent with its purpose.

The Chief Executive Officer of the Company shall have the powers and authority described in clause (1) and (2) above with respect to Participants not defined as a Principle Senior Officer, to the extent designated by the Committee and/or Board and in accordance with the parameters established by the Committee and/or the Board.

The Committee and/or the Board may delegate certain administrative functions to management, such as maintenance of Participant lists, periodic communication with regard to performance against targets over time, and other functions as determined by the Committee and/or the Board.

3. Performance Period

Performance will be measured over the two-year period from January 1, 2006 to December 31, 2007 (the “Performance Period”). There is no obligation or intent on the part of the Company or Committee and/or the Board to commence a new performance period prior to, subsequent to, or upon completion of the Performance Period.

4. Eligibility and Participation

Key members of the Company’s management team responsible for the design and execution of the Company’s business strategy are eligible to participate in the Plan. Participants who are Principle Senior Officers are recommended by the Chief Executive Officer and approved by the Committee and/or Board. Participants not defined as a Principle Senior Officer are recommended by a Principle Senior Officer and approved by the Chief Executive Officer in accordance with the parameters established by the Committee and/or the Board.

Participants may be added after the Approval Date of the Plan as recommended by the Chief Executive Officer and approved by the Committee and/or Board with respect to a Principle Senior Officer, and as recommended by a Principle Senior Officer and approved by the Chief Executive Officer with respect to Participants not defined as a Principle Senior Officer in accordance with the parameters established by the Committee and/or the Board.

Participants will receive a letter from the Company indicating their participation in the Plan and the Target Award Opportunity as set forth in Section 5.

5. Target Award Opportunity

Each Participant will be assigned a “Target Award Opportunity” expressed as a dollar amount at the beginning of the Performance Period. The Target Award Opportunity will not be subject to adjustment during the Performance Period, except in such circumstances determined by the Committee and/or the Board that warrant such adjustment.

Both the Target Award Opportunity and any adjustment to the Target Award Opportunity during the Performance Period will be recommended by the Chief Executive Officer and approved by the Committee and/or Board with respect to a Principle Senior Officer, and recommended by a Principle Senior Officers and approved by the Chief Executive Officer for Participants not defined as a Principle Senior Officer in accordance with the parameters established by the Committee and/or the Board.

The amount of actual payment may be higher or lower than the Target Award Opportunity based on actual performance versus the goals set forth for the Performance Period.

6. Performance Goals and Award Determination

The percentage of the Target Award Opportunity earned by Participants will be determined by the HC&CC based on 2007 adjusted OIBDA Margin performance achievement versus the approved target which will be set in conjunction with the 2007 budget plan. The Human Capital and Compensation Committee will have the discretionary ability to adjust the Target Award Opportunity such that the payout may equal any percentage from 0% to 150% of the Target Award Opportunity for any portion of participants (such as proxy officers or Principle Senior Officers) or for all participants after considering the following factors:

1.	2007 Adjusted OIBDA Margin

Adjusted OIBDA is defined as operating income before depreciation, amortization and special items. In the case of the Wireless business, Adjusted OIBDA Margin is defined as Adjusted OIBDA divided by non-equipment net operating revenues. In the case of the Long Distance business, Adjusted OIBDA Margin is defined as Adjusted OIBDA divided by net operating revenues.

2.	2006-2007 Incremental Cash Flow

2006-2007 Incremental Cash Flow is comprised of increased revenue, reduced operating expenses, reduced capital expenditures and working capital savings attributed to the synergy plan of $14.5 billion. To be approximated based on normal accounting recognition of revenues and expenditures without regard to actual timing of cash flows lagging the end of the accounting period.

3.	Integration Costs to achieve synergies

Integration costs are defined as costs incurred to achieve the synergies.

4.	Total shareholder return of Sprint Nextel stock relative to the Dow Jones US Telecommunications Index

This components of this measure are defined as:

•	The Dow Jones U.S. Telecommunications stock index currently tracks twenty one telecommunication companies of which twelve are classified as fixed line and nine are mobile telecommunication companies. Dow Jones will adjust the Index periodically as they deem appropriate for changes in the component companies.

•	During the Performance Period, the total shareholder return of Sprint Nextel stock will be adjusted for the New Local Company spin-off and any other transactions consistent with the methodology used by Dow Jones in adjusting Sprint Nextel stock within the Index.

•	The beginning and ending measurement points for both the Sprint Nextel stock and the Index will be based upon a 20 business day average measurement prior to January 1, 2006 and following December 31, 2007.

Award Determination

At the end of the Performance Period, the amount of each Participant’s award for performance during the two-year period will be calculated as follows:

1.	The HC&CC will determine achievement of the 2007 adjusted OIBDA margin target.

2.	The HC&CC will then evaluate performance relating to 2006-2007 Incremental Cash Flow, Integration costs, and Sprint Nextel stock price performance relative to the Dow Jones US Telecommunications Index. Based on level of attainment of the 2007 adjusted OIBDA margin target and evaluation of the other related performance factors the HC&CC will determine if any payment between 0 – 150% of the Target Award Opportunity will be made to any or all of the participants.

The percent achievement is then applied against the target award to determine final payout.

7. Form of Payout and Timing

Form and timing of payout will be as follows:

•	50% of the Payout will be paid in cash in 1st Quarter 2008, and

•	50% of the Payout (the “Restricted Payout”) will be delivered at the election of the Committee or the Board either:

•	in 1st Quarter 2008 in the form of Restricted Stock Units that vest 100 percent one year from the grant date, or

•	in 1st Quarter 2009 in cash.

Restricted Stock Units represent the right to receive Common Stock at the end of a specified restricted period, as defined in the Sprint 1997 Long-term Stock Incentive Program (the “Incentive Equity Plan”) or its successor plan. Restricted Stock Units shall be issued under and in accordance with the terms and conditions of the Incentive Equity Plan or a successor plan.

If the Committee and/or Board elects to pay all or a portion of the Restricted Payout in Stock Units, the number of Restricted Stock Units to be granted to each Participant will be determined using the average high and low market price of a share of the Company’s Common Stock on the grant date.

If the Committee and/or Board elects to pay all or a portion of the Restricted Payout in cash, no interest shall be credited on the cash awards.

Payouts will be subject to all applicable tax withholding requirements (e.g., federal, state, local, etc.).

8. Termination Provisions

Unless determined otherwise by the Committee and/or the Board, a Participant will forfeit all unpaid amounts if not in active full-time employment with the Company on the date of a cash payment or on a vesting date associated with any payouts in Restricted Stock Units.

An exception to the above applies in the event of death or Disability (as defined in Sprint’s 1997 Long-term Stock Incentive Program or it’s successor plan) or an Involuntary Termination without cause that occurs on or after December 31, 2006 and in each case, where a participant has a minimum twelve full months plan participation. In such cases, a prorated payment shall be paid in accordance with the terms of payment applicable to other Participants in the Plan in active full-time employment with the Company, adjusted to reflect the portion of the Performance Period actually completed in full months as of the date of the Involuntary Termination without cause,

Death or Disability. The entire adjusted amount will be paid in cash in 1st Quarter 2008 unless determined otherwise by the Committee and/or the Board.

In the event of termination, for any reason, including involuntary termination without cause, death or Disability, that occurs prior to December 31, 2006, all rights to future payouts will be forfeited.

9. Pro-Rata Payments

Employees that become Participants in the Plan after the Approval Date (e.g., as a result of promotion, new hire, etc.) will be assigned a Target Award Opportunity that reflects the portion of the Performance Period they are anticipated to complete based on the date that individual becomes a Participant.

10. Amendments and Termination

The Committee and/or the Board reserve the right to amend or terminate the Plan as they deem necessary and appropriate.

11. Other

(a)	No individual rights—Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to continue to be employed or to continue to provide services to the Company, any subsidiary, or related entity. The right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company.

(b)	Unfunded plan—the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. To the extent any Participant holds any obligation of the Company hereunder by virtue of an award granted under the Plan, such obligation shall constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title, or interest in any assets of the Company.

(c)	Non-benefit bearing—compensation received under the Plan and/or the Target Award Opportunity shall not be considered for purposes of determining benefits under any other plan or arrangement maintained by the Company as of the Effective Date of the Plan or adopted subsequently, unless such plan or arrangement specifically provides for inclusion of amounts earned under the Plan.